Exhibit 10.3

SIXTH AMENDMENT TO LEASE AGREEMENT

This Sixth Amendment to Lease Agreement (this “Amendment”) is between University Research Park, Incorporated, a Wisconsin nonstock corporation (“Landlord”) and Arrowhead Madison Inc., a Delaware corporation (“Tenant”) and is dated as of November 23, 2020.

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of January 8, 2016, as amended by that certain First Amendment to Lease Agreement dated October 22, 2018, that certain Second Amendment to Lease Agreement dated January 10, 2019, that certain Third Amendment to Lease Agreement dated January 11, 2019, that certain Fourth Amendment to Lease Agreement dated September 19, 2019 and that certain Fifth Amendment to Lease Agreement dated as of May 14, 2020  (collectively, the “Original Lease”).  The Original Lease and this Amendment are together referred to herein as the “Lease.”

B.Pursuant to the Original Lease, Tenant leases from Landlord approximately 63,662 rentable square feet located at 502 South Rosa Road, Madison, Wisconsin (the “502 Building”), an additional 2,971 rentable square feet in the 502 Building, approximately 7,558 rentable square feet located at 504 South Rosa Road, Madison, Wisconsin (the “504 Building”) and approximately 25,965 rentable square feet located at 500 South Rosa Road, Madison, Wisconsin (the “500 Building,” and together with the 502 Building and 504 Building, the “Buildings”), each as more particularly defined in the Original Lease (the “Leased Premises”).

C.Landlord and Tenant wish to amend the Lease to allow Tenant, to further expand the Leased Premises as more particularly set forth in this Amendment.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Defined Terms. Terms that are not defined in this Amendment (including the attached exhibits) but are defined in the Original Lease have the meanings given in the Original Lease.

2.Amendment of Lease. The Lease is hereby amended as follows:

a.Fourth Expansion Premises.  Subject to the provisions of this Amendment, effective as of the date hereof, the Leased Premises shall be expanded to include the approximately 4,162 rentable square feet of ground floor space (the “First Floor Space”) plus approximately 2,372 rentable square feet of enclosed mechanical penthouse space (the “Penthouse Space”; together with the First Floor Space, the “Fourth Expansion Premises”) for a total of approximately 6,534 rentable square feet to be constructed by Tenant in the area generally depicted on Exhibit A.  The Fourth Expansion Premises will be constructed by Tenant in accordance with the “Work Letter” set forth at Exhibit C as an addition to the 500 Building as generally depicted on Exhibit A attached hereto, and partially funded by the Landlord Contribution, as defined and more particularly described in Section 10 of the Work Letter.

b.Base Rent.  The “Fourth Expansion Rent Commencement Date” shall be the date of Substantial Completion of the Fourth Expansion Premises (as defined in the Work Letter attached at Exhibit C), but no later than September 30, 2021, provided, however, such date shall be subject to extension for Landlord Delays and force majeure events as defined and more fully described in the Work Letter.  Tenant shall begin paying Base Rent on the Fourth Expansion Premises on the Fourth Expansion Rent Commencement Date in the

amounts set forth in a Base Rent matrix attached hereto as Exhibit B, together with all other amounts required by the Lease, as amended by this Amendment.  For the avoidance of doubt, with respect to the Fourth Expansion Premises, the Base Rent amounts set forth in Exhibit B shall not be subject to adjustment regardless of the actual final square footage of the Fourth Expansion Premises.

c.Tenant’s Proportionate Share.  Commencing upon the Fourth Expansion Rent Commencement Date, Tenant’s Proportionate Share shall be increased to reflect the addition of the rentable square footage of the Fourth Expansion Premises to the entire Leased Premises, currently estimated to be 71.48% based on the addition of an estimated 6,534 rentable square feet (106,690 rentable square feet of Leased Premises divided by 149,248 square feet in the Buildings within which the Leased Premises are located).  Tenant shall thereafter in accordance with Section 2.2 of the Original Lease pay, as additional rent, Tenant’s Proportionate Share of all amounts set forth in the Original Lease, including, without limitation, Real Estate Taxes, Common Area/Operating Expenses and Landlord’s insurance and utilities based thereon.  For the avoidance of doubt, Tenant’s Proportionate Share shall be increased to include the actual rentable square footage of both the First Floor Space and Penthouse Space (as well as the remainder of the Leased Premises), to be confirmed by the mutual agreement of the parties and their advisors upon Substantial Completion.

d.Fourth Expansion Premises Condition; Tenant Fourth Expansion Improvements.  Tenant acknowledges that the area in which the Fourth Expansion Premises will be constructed by Tenant is currently vacant land immediately adjacent to the 500 Building.  Tenant accepts the Fourth Expansion Premises in as-is, where-is condition and acknowledges that Landlord has not made any representation or warranty related thereto, and Landlord shall not be required to construct, modify or otherwise improve the Fourth Expansion Premises in any manner (the foregoing, however, shall not be deemed to relieve Landlord of its ongoing maintenance, repair and replacement obligations to the extent explicitly set forth in the Lease or this Amendment; provided, however, that Landlord will have no such obligations related to the Tenant Fourth Expansion Improvements, defined below, prior to Substantial Completion, including the completion of any punchlist items by Tenant, as defined in the Work Letter or as otherwise set forth in  Section 2.e. below).  Promptly following the date hereof, Tenant shall in a diligent, good and workmanlike manner and in compliance with all applicable federal, state and local laws, rules, regulations and ordinances, finalize plans and specifications for and construct the Fourth Expansion Premises pursuant to the Work Letter (collectively, “Tenant Fourth Expansion Improvements” or “Expansion Improvements”).  For the avoidance of doubt: (a) Tenant’s obligations with respect to construction of the Expansion Improvements shall include all work to the 500 Building required to integrate the Expansion Improvements with the existing structure (including the removal of two facades in the course of construction) and the restoration of any surrounding land or improvements damaged or disturbed in connection with completing the Expansion Improvements; provided, however, nothing herein shall relieve Landlord from its maintenance, repair and replacement obligations with respect to the 500 Building pursuant to the Lease prior to Substantial Completion to the extent such obligations would have arisen independently of the Tenant Fourth Expansion Improvements or excuse Tenant for its failure to construct the Expansion Improvements in accordance with the Work Letter; and (b) except for the Landlord’s Contribution, Tenant shall otherwise be responsible for all costs and additional work or Change Orders arising from the Tenant Fourth Expansion Improvements, including but not limited to, those arising from unforeseen conditions.  Section 1.6 in the Original Lease shall not apply to construction of the Tenant Fourth Expansion Improvements, which shall be governed solely by this Amendment.

e.Maintenance and Repair of Fourth Expansion Premises.   All applicable provisions of the Original Lease regarding the Parties’ maintenance, repair and replacement obligations shall apply to the Fourth Expansion Premises including, but not limited to, Sections 3.1 and 3.2 of the Original Lease, as amended and restated in the Fifth Amendment to Lease Agreement, dated May 14, 2020 (the “Fifth Amendment”). Notwithstanding the foregoing, to the extent that Landlord would be responsible for any such maintenance, repairs or replacements related to the Tenant Fourth Expansion Improvements: (i) Tenant shall first exhaust all of Tenant's remedies, at Tenant's expense, which may be available to Tenant  in connection with such maintenance, repair and replacement, including, without limitation, pursuant to the Construction Contract and any manufacturer, supplier or subcontractor warranties or otherwise; (ii) notwithstanding any exclusion in the Original Lease for “costs of correcting defects in such original construction or renovation” or similar exclusion, Landlord may include the expenses actually incurred by Landlord related to the maintenance, repair and replacement of the Tenant Fourth Expansion Improvements pursuant to Section 3.2 of the Original Lease (as amended by the Fifth Amendment) in Common Area costs so long as such expenses are not otherwise expressly excluded from being included in Common Area costs by other provisions of the Lease; and (iii) the eighteen (18) month limitation regarding the exclusion of certain capital expenditures from Common Area costs as set forth in Section 2.f. of the Fifth Amendment shall not apply to the Tenant Fourth Expansion Improvements.

f.Insurance of Fourth Expansion Premises.    Tenant shall be responsible for obtaining, or shall cause its general contractor to obtain, Builder’s Risk Insurance with industry standard coverage during construction of the Tenant Fourth Expansion Improvements with commercially reasonable limits insuring the interests of both Landlord and Tenant.  Following Substantial Completion (as defined in the Work Letter), Landlord shall be deemed to be the owner of the Tenant Fourth Expansion Improvements and shall thereafter add that portion of the Tenant Fourth Expansion Improvements, including the building structure and building systems (excluding only Tenant trade fixtures, furniture and equipment) to the property insurance policy maintained by Landlord pursuant to Section 6.1 of the Original Lease.  Tenant shall provide to Landlord with its cost of construction of the Tenant Fourth Expansion Improvements, including reasonable supporting information, so that Landlord can adjust its insurance policy appropriately.

g.Construction Liens.  Nothing contained herein shall imply any consent or agreement on the part of Landlord or any ground or underlying lessors or mortgagees having an interest in the Property to subject their respective estates or interests to liability under any mechanic's or other lien law and, to the extent a lien arises out of any work performed by or at the direction of Tenant, such lien shall be limited to Tenant’s interest in this Lease.  Nothing in this Section 2.g. shall be interpreted to limit Tenant’s indemnity and other obligations set forth in Section 3.6 of the Original Lease provided, however, any indemnification or other obligations of Tenant related to claims for liens or liens filed shall be subject to, and Tenant shall not have responsibility for such claims to the extent arising from Landlord’s default under the Lease as a result of its failure to make timely and full payment of the Landlord Contribution, or timely approval of payments for properly performed Work, as set forth in the Work Letter (and the schedules thereto).

h.Utilities.  Tenant shall be responsible for the payment of all utilities supplied to the Fourth Expansion Premises beginning on the date hereof.

3. 502 Building Sidewalk Replacement.  In addition to the Landlord Contribution, Landlord will provide Tenant an allowance of up to $26,325.00 to reimburse Tenant for the cost of paving the existing pedestrian sidewalk now adjacent to the Fourth Expansion Premises on the west side of South Rosa Road between Research Park Boulevard and the horse farm pursuant to plans that are mutually acceptable to the parties.  Landlord may deposit such funds and disburse the same in the same manner as the Landlord Contribution.

4.Effect. Except as amended by this Amendment, all of the terms, covenants, conditions, provisions, and agreements of the Original Lease remain in full force and effect. The provisions of this Amendment supersede and control over any conflicting provisions in the Original Lease.

5.Estoppel. Tenant and Landlord hereby represent and warrant that, as of the date hereof (to the best of their actual knowledge with respect to items (b) and (c)), (a) the Lease is in full force and effect and has not been modified or amended, except as set forth herein, (b) neither Tenant nor Landlord is in default under the Lease nor does Tenant or Landlord have any knowledge of any event which with the giving of notice and passage of time would result in a default, and (c) Landlord and Tenant have performed all obligations on each of their respective parts under the Lease, and neither Party has any claims against the other Party, including any claims of offset against any rent or other sums payable by Tenant under the Lease.

6.Miscellaneous.  This Amendment and the Lease embodies the entire agreement between the parties as to its subject matter and supersedes any prior discussions with respect thereto.  There are no agreements or understandings between the parties with respect to the subject matter of this Amendment not set forth in this Amendment or the Lease.  This Amendment cannot be modified except by a writing signed by both parties.

7.Signing and Delivery. This Amendment will be effective only when both Landlord and Tenant have signed and delivered it.  Landlord’s submission of an unsigned copy of this Amendment to Tenant for evaluation, negotiation, or signature by Tenant will not constitute signature of this Amendment by Landlord or otherwise bind Landlord, regardless of whether the cover letter or email transmitting that copy of this Amendment is signed or contains words of approval. This Amendment may be signed in counterparts and, when counterparts of this Amendment have been signed and delivered by the required parties as provided in this section, this Amendment will be fully binding and effective, just as if both of the parties had signed and delivered a single counterpart of this Amendment. Any counterpart transmitted by facsimile or email shall, in all cases, be deemed an original signature.

[Signature page follows]

IN WITNESS WHEREOF, this Sixth Amendment to Lease is signed by the parties as of the date set forth above.

Landlord:

UNIVERSITY RESEARCH PARK, INCORPORATED

By:	/s/ Aaron olver
Aaron Olver, Assistant Secretary/Treasurer

Tenant:

ARROWHEAD MADISON INC.

By:	/s/ Kenneth A. Myszkowski
Kenneth A. Myszkowski, CFO

The undersigned Guarantor consents to the terms of this Sixth Amendment to Lease Agreement and agrees that, except as limited by the First Amendment to Lease Agreement dated October 22, 2018 with respect to that portion of the guaranty related to the Note (as defined in the First Amendment), the Guaranty Agreement dated January 8, 2016 remains in full force and effect (and to the extent previously terminated, is hereby reinstated) with respect to the full, and prompt payment and performance of all obligations of Tenant under the Lease, including, without limitation, as amended pursuant to this Sixth Amendment to Lease Agreement.

ARROWHEAD PHARMACEUTICALS, INC. (f/k/a ARROWHEAD RESEARCH
CORPORATION)

By:	/s/ Kenneth A. Myszkowski
Kenneth A. Myszkowski, CFO

EXHIBIT B

BASE RENT MATRIX

	Lease Period		Total Base Rent/Monthly Fourth Expansion Premises (“Notch”)**

	FERCD* –	9/30/21	$7,543.63
	10/1/21 –	9/30/22	$7,732.22
	10/1/22 –	9/30/23	$7,925.52
	10/1/23 –	9/30/24	$8,123.66
	10/1/24 –	9/30/25	$8,326.75
	10/1/25 –	9/30/26	$8,534.92
	10/1/26 –	9/30/27	$8,748.29
	10/1/27 –	9/30/28	$8,967.00
	10/1/28 –	9/30/29	$9,191.17
	10/1/29 –	9/30/30	$9,420.95
	10/1/30 –	9/30/31	$9,656.48
Optional Extension # 1 (5 years)	10/1/31 –	9/30/32	$9,897.89
	10/1/32 –	9/30/33	$10,145.34
	10/1/33 –	9/30/34	$10,398.97
	10/1/34 –	9/30/35	$10,658.94
	10/1/35 –	9/30/36	$10,925.42
Optional Extension # 2 (5 years)	10/1/36 –	9/30/37	$11,198.55
	10/1/37 –	9/30/38	$11,478.52
	10/1/38 –	9/30/39	$11,765.48
	10/1/39 –	9/30/40	$12,059.62
	10/1/40 –	9/30/41	$12,361.11

*	FERCD = Fourth Expansion Rent Commencement Date.
**	Base Rent amount is fixed regardless of the final rentable square footage of the Fourth Expansion Premises, as approved in accordance with the Work Letter.

EXHIBIT B